Exhibit 99.1

MacroGenics Reports Third Quarter 2025 Financial Results
and Provides Update on Corporate Progress

•Achieved additional $75 million in partnering proceeds from Sanofi and Gilead
•Granted license to additional preclinical program to Gilead that leverages MacroGenics’ novel T-cell engager platform
•Realigned pipeline priorities by ending development of lorigerlimab in prostate cancer while continuing development in ovarian cancer
•Cash runway guidance extended into late 2027

ROCKVILLE, MD., Nov 12, 2025 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today reported financial results for the third quarter ended September 30, 2025, and provided an update on its recent corporate progress.

“During the third quarter, our team aggressively advanced each of our previously outlined strategic priorities, which we believe will position MacroGenics for long-term success. Importantly, we secured $75 million in additional non-dilutive partnership payments, which we expect to receive during the fourth quarter. As part of these recent partnering activities, we extended our relationship with Gilead to include a preclinical program based on our novel T-cell engager platform,” said Eric Risser, President and CEO of MacroGenics. “On the clinical front, following a portfolio review and evaluation of interim data from the LORIKEET study, we have decided not to pursue further development of lorigerlimab in prostate cancer. Despite this decision, we remain committed to exploring lorigerlimab’s potential in ovarian and other gynecologic cancers and continue to enroll patients in the Phase 2 LINNET study. We also continue to advance our three other ADC programs and recently initiated two Phase 1 expansion cohorts for the MGC026 program.”

“Our team continues to be laser-focused on building shareholder value by advancing treatment options that have transformative potential for patients. We look forward to continuing to deliver on our strategic priorities to position the company for success in 2026 and beyond,” Mr. Risser concluded.

Key Strategic Priorities for 2025 and 2026

•Determine development path for lorigerlimab.
•Advance portfolio of antibody-drug conjugates (ADCs), including MGC026, MGC028, and MGC030.
•Initiate Investigational New Drug (IND)-enabling studies for two new product candidates.

•Forge partnerships and collaborations to accelerate development of MacroGenics’ proprietary product candidates and platforms.
•Strengthen MacroGenics’ financial position through a combination of enhanced operational efficiency, collaboration revenue, and monetization of assets.

Recent Highlights in Advancing MacroGenics’ Strategic Priorities

Determine Development Path for Lorigerlimab
As MacroGenics assesses how best to invest its resources across its product portfolio, the Company has decided to not pursue further development of lorigerlimab (a bispecific, tetravalent PD-1 × CTLA-4 DART® molecule) in combination with docetaxel and prednisone for the treatment of second-line metastatic castration-resistant prostate cancer (mCRPC). MacroGenics will continue the ongoing LINNET Phase 2 monotherapy study of lorigerlimab in patients with either platinum-resistant ovarian cancer (PROC) or clear cell gynecologic cancer (CCGC).

•LORIKEET Study. The Company determined not to pursue further development of lorigerlimab in second-line mCRPC based on interim data from the Phase 2 LORIKEET trial, a 150-patient randomized study evaluating lorigerlimab in combination with docetaxel and prednisone vs. docetaxel and prednisone in second-line, chemotherapy-naïve patients with mCRPC. Based on review of study data with an October 17, 2025 data cut-off, the Company determined that the experimental treatment arm will not reach the study’s primary goal of showing an improvement in rPFS vs. that of the control arm for the targeted patient population. The Company intends to present or publish the final LORIKEET data at a future date.

•LINNET Study. MacroGenics continues the ongoing LINNET study, a Phase 2 monotherapy trial evaluating lorigerlimab in patients with either PROC or CCGC. The Company believes lorigerlimab can be a differentiated treatment option for patients with gynecologic cancers and could be complementary with some of the emerging therapies being developed for this patient population. The Company continues to enroll patients in the LINNET study and currently expects to provide a clinical update on the first part of the two-stage trial by mid-2026.

Advance Innovative ADC Pipeline
MacroGenics is developing three ADCs that each incorporate a novel, glycan-linked topoisomerase 1 inhibitor (TOP1i)-based payload developed by the Company’s collaboration partner, Synaffix (a Lonza company).

•MGC026 targets B7-H3, an antigen with broad expression across multiple solid tumors and a member of the B7 family of molecules involved in immune regulation. The Company recently completed Phase 1 dose escalation and initiated dose expansion in two solid tumor indications.

•MGC028 targets ADAM9, a member of the ADAM family of multifunctional type 1 transmembrane proteins that play a role in tumorigenesis and cancer progression and is overexpressed in multiple cancers. MGC028 is currently being evaluated in a Phase 1 dose escalation study in patients with advanced solid tumors.

•MGC030 is a preclinical ADC that targets an undisclosed antigen expressed across several solid tumors. An IND application to the U.S. Food and Drug Administration (FDA) for MGC030 is planned for 2026.

Forge Partnerships & Strengthen MacroGenics’ Financial Position
•Gilead. In November 2025, Gilead licensed an additional MacroGenics preclinical program under a 2022 collaboration agreement, triggering a $25 million payment to MacroGenics. The licensed program leverages the Company's novel, proprietary platform with the goal of improving upon the safety and efficacy of traditional T-cell engagers. Under this collaboration, MacroGenics and Gilead are now advancing three programs, including MGD024, a clinical-stage CD123 × CD3 bispecific DART molecule, a preclinical TRIDENT® program and this latest preclinical DART program. The Company remains eligible to receive up to $1.6 billion in future milestones as well as royalties related to these three product candidates.

•Sanofi. Sanofi continues to advance TZIELD® (teplizumab-mzwv), an antibody targeting CD3 that the Company sold in 2018 to a partner that was subsequently acquired by Sanofi S.A. (Sanofi). In August and September 2025, TZIELD was approved by the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom and by the National Medical Products Administration (NMPA) in China, respectively, triggering total milestone payments of $50 million, which are expected to be received during the fourth quarter. In October 2025, Sanofi announced that TZIELD had been accepted for expedited review in the U.S. for stage 3 type 1 diabetes through the FDA Commissioner’s National Priority Voucher pilot program. MacroGenics remains eligible to receive up to $330 million in additional milestones related to TZIELD.

Third Quarter 2025 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities balance as of September 30, 2025, was $146.4 million, compared to $201.7 million as of December 31, 2024. The cash balance as of September 30, 2025, does not include the $50.0 million from Sanofi or the $25.0 million from Gilead, which are expected to be received by year-end 2025.
•Revenue: Total revenue was $72.8 million for the quarter ended September 30, 2025, compared to $110.7 million for the quarter ended September 30, 2024. Total revenue included contract manufacturing revenue of $19.8 million for the quarter ended September 30, 2025, compared to $4.6 million for the quarter ended September 30, 2024, reflecting increased third-party production in 2025. Collaboration revenue was $53.0 million for the quarter ended September 30, 2025, compared to $101.4 million for the quarter ended September 30, 2024. The difference was due to $100.0 million recognized from milestones under the Incyte License Agreement in 2024 compared to $50.0 million recognized from milestones under the Provention (Sanofi) Asset Purchase Agreement in 2025.

•R&D Expenses: Research and development expenses were $32.7 million for the quarter ended September 30, 2025, compared to $40.5 million for the quarter ended

September 30, 2024. The decrease was primarily due to discontinued internal development of the vobra duo program, decreased IND-enabling costs for MGC028 and decreased costs related to margetuximab.

•Cost of Manufacturing Services: Cost of manufacturing services was $11.6 million for the quarter ended September 30, 2025, compared to $1.7 million for the quarter ended September 30, 2024.

•SG&A Expenses: Selling, general and administrative expenses were $9.9 million for the quarter ended September 30, 2025, compared to $14.1 million for the quarter ended September 30, 2024. The decrease was primarily due to lower stock-based compensation expense and cessation of MARGENZA® (margetuximab-cmkb) commercialization activities.
•Net Income: Net Income was $16.8 million for the quarter ended September 30, 2025, compared to net income of $56.3 million for the quarter ended September 30, 2024.
•Shares Outstanding: Shares of common stock outstanding as of September 30, 2025, were 63,258,532.
•Cash Runway Guidance: MacroGenics anticipates that its cash, cash equivalents and marketable securities balance of $146.4 million as of September 30, 2025, in addition to subsequent receipt of $75.0 million in partnering payments from Sanofi and Gilead, plus projected and anticipated future payments from partners and anticipated savings from the Company’s ongoing cost-reduction initiatives, is expected to support its cash runway into late 2027.
MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	September 30, 2025	December 31, 2024
	(unaudited)
Cash, cash equivalents and marketable securities	$146,397	$201,667
Total assets	270,763	261,655
Deferred revenue	66,142	71,822
Total stockholders' equity	67,001	116,057

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Collaborative and other agreements	$53,003	$101,408	$66,915	$105,180
Product sales, net	—	4,161	—	14,270
Contract manufacturing	19,836	4,573	41,358	9,742
Government agreements	—	566	—	1,417
Total revenues	72,839	110,708	108,273	130,609
Costs and expenses:
Cost of product sales	—	168	—	614
Cost of manufacturing services	11,589	1,702	25,894	6,195
Research and development	32,709	40,543	113,198	138,304
Selling, general and administrative	9,905	14,104	29,925	43,237
Total costs and expenses	54,203	56,517	169,017	188,350
Income (loss) from operations	18,636	54,191	(60,744)	(57,741)
Interest and other income	1,528	2,118	4,620	7,335
Interest and other expense	(3,342)	—	(4,236)	(1,139)
Income (loss) before income taxes	16,822	56,309	(60,360)	(51,545)
Income tax provision	—	—	105	—
Net income (loss)	16,822	56,309	(60,465)	(51,545)
Other comprehensive income:
Unrealized gain on investments	12	38	1	20
Comprehensive income (loss)	$16,834	$56,347	$(60,464)	$(51,525)

Net income (loss) per common share:
Basic	$0.27	$0.90	$(0.96)	$(0.82)
Diluted	$0.27	$0.90	$(0.96)	$(0.82)
Weighted average common shares outstanding:
Basic	63,233,266	62,744,005	63,112,560	62,566,723
Diluted	63,283,624	62,865,841	63,112,560	62,566,723

About MacroGenics, Inc.
MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2025 and 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

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CONTACTS:
Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com